Exhibit 99.30

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
	February		April to February			March 2019 budget(1)
	2018	2019	2017-2018	2018-2019	Change (%)	2018-2019	Change (%)	(2)
GENERAL FUND
Revenue
Own-source revenue	5 164	5 680	54 494	58 982	8.2	64 844	4.6
Federal transfers	1 669	1 728	18 518	19 257	4.0	20 999	4.6
Total revenue	6 833	7 408	73 012	78 239	7.2	85 843	4.6
Expenditure
Program spending	–5 472	–5 875	–63 805	–67 180	5.3	–76 869	6.1
Debt service	–619	–513	–6 568	–6 074	–7.5	–6 775	–5.2
Total expenditure	–6 091	–6 388	–70 373	–73 254	4.1	–83 644	5.1
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	254	–56	1 383	1 278	—	276	—
Health and social services and education networks(5)	9	5	92	22	—	25	—
Generations Fund	179	245	1 997	2 825	—	3 106	—
Total consolidated entities	442	194	3 472	4 125	—	3 407	—
SURPLUS (DEFICIT)(6)	1 184	1 214	6 111	9 110	—	5 606	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–179	–245	–1 997	–2 825	—	–3 106	—
BUDGETARY BALANCE(7)	1 005	969	4 114	6 285	—	2 500	—

CHANGE IN THE BUDGETARY BALANCE IN 2018-2019

According to the Québec Budget Plan – March 2019, a budgetary surplus of $2.5 billion was expected for 2018-2019.

On the basis of available information, a one-time upward revision of $1.1 billion of the budgetary balance is expected for 2018-2019, bringing it to $3.6 billion. This revision comes from:

  a $300-million increase in tax revenue stemming in particular from exceptional and non-recurring receipts from corporate income tax and higher revenues from personal income tax;

  cold temperatures in January and February, which lead to a $100-million upward revision of Hydro-Québec’s results;

  lower-than-expected interest rates that result in a $125-million decrease in debt service;

  a $536-million decrease in expenditures related to the revision of estimates for certain provisions, including those for environmental liabilities and those for loans and loan guarantees granted by the government.

In keeping with the government’s commitment, the preliminary results for 2018-2019 will be presented in June 2019 in the Monthly Report on Financial Transactions at March 31, 2019.

CHANGE IN THE BUDGETARY BALANCE ACCORDING TO THE MARCH 2019 BUDGET
(millions of dollars)
2018-2019
BUDGETARY BALANCE(7) – MARCH 2019 BUDGET	2 500
NEW INFORMATION SINCE MARCH 2019 BUDGET
Tax revenue	300
Hydro-Québec – Cold temperatures in January and February	100
Debt service – Lower-than-expected interest rates	125
Expenditure-specific items	536
Subtotal	1 061
BUDGETARY BALANCE(7) – UPDATE OF THE ANNUAL ESTIMATE	3 561

GENERAL FUND REVENUE

For February 2019, General Fund revenue reached $7.4 billion, an increase of $575 million compared to February 2018.

  Own-source revenue reached $5.7 billion, an increase of $516 million, or 10.0%, compared to February 2018.

  Federal transfers amounted to $1.7 billion, up $59 million compared to February 2018.

For the period from April 1, 2018 to February 28, 2019, General Fund revenue totalled $78.2 billion, an increase of $5.2 billion, or 7.2%, compared to February 28, 2018.

  Own-source revenue stood at $59.0 billion, up $4.5 billion, or 8.2%, compared to last year.

  – This increase is due primarily to growth in personal income tax ($1.8 billion), corporate taxes ($1.1 billion) and consumption taxes ($697 million).

  Federal transfers amounted to $19.3 billion, up $739 million compared to February 28, 2018.

  – This growth stems primarily from a $597-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
	February			April to February
Revenue by source	2018	2019	Change (%)	2017-2018	2018-2019	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	1 639	1 824	11.3	19 687	21 472	9.1
Contributions for health services	542	592	9.2	6 703	7 009	4.6
Corporate taxes	966	1 215	25.8	5 073	6 156	21.3
Consumption taxes	1 349	1 187	–12.0	17 573	18 270	4.0
Other sources	108	180	66.7	1 415	1 673	18.2
Total own-source revenue excluding revenue from government enterprises	4 604	4 998	8.6	50 451	54 580	8.2
Revenue from government enterprises	560	682	21.8	4 043	4 402	8.9
Total own-source revenue	5 164	5 680	10.0	54 494	58 982	8.2
Federal transfers
Equalization	923	977	5.9	10 157	10 754	5.9
Health transfers	520	525	1.0	5 691	5 782	1.6
Transfers for post-secondary education and other social programs	142	133	–6.3	1 559	1 463	–6.2
Other programs	84	93	10.7	1 111	1 258	13.2
Total federal transfers	1 669	1 728	3.5	18 518	19 257	4.0
TOTAL	6 833	7 408	8.4	73 012	78 239	7.2

GENERAL FUND EXPENDITURE

For February 2019, General Fund expenditure totalled $6.4 billion, up $297 million, or 4.9%, compared to the same period the previous fiscal year.

  Program spending rose by $403 million, or 7.4%, to $5.9 billion.

  Debt service amounted to $513 million, a decrease of $106 million compared to the same period the previous year.

For the period from April 1, 2018 to February 28, 2019, General Fund expenditure totalled $73.3 billion, up $2.9 billion compared to the same period the previous fiscal year.

  Program spending rose by $3.4 billion, or 5.3%, reaching $67.2 billion.

  – The most significant changes were in the Education and Culture mission ($1.3 billion), the Health and Social Services mission ($1.2 billion) and the Economy and Environment mission ($670 million).

  Debt service amounted to $6.1 billion, a decrease of $494 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
	February				April to February
Expenditure by mission	2018	(8)	2019	Change (%)	2017-2018	(8)	2018-2019	Change (%)
Program spending
Health and Social Services	2 698		2 775	2.9	32 716		33 920	3.7
Education and Culture	1 605		1 775	10.6	16 901		18 173	7.5
Economy and Environment	358		439	22.6	4 472		5 142	15.0
Support for Individuals and Families	507		524	3.4	5 668		5 846	3.1
Administration and Justice	304		362	19.1	4 048		4 099	1.3
Total program spending	5 472		5 875	7.4	63 805		67 180	5.3
Debt service	619		513	–17.1	6 568		6 074	–7.5
TOTAL	6 091		6 388	4.9	70 373		73 254	4.1

CONSOLIDATED ENTITIES

For February 2019, the results of consolidated entities showed a surplus of $194 million. These results include:

  a surplus of $25 million for special funds;

  dedicated revenues of $245 million for the Generations Fund;

  a deficit of $81 million for non-budget-funded bodies;

  a surplus of $5 million for the health and social services and education networks.

For the period from April 1, 2018 to February 28, 2019, the results of consolidated entities showed a surplus of $4.1 billion.

These results include:

  a surplus of $745 million for special funds;

  dedicated revenues of $2.8 billion for the Generations Fund;

  a surplus of $533 million for non-budget-funded bodies;

  a surplus of $22 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
	February 2019
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(5)	Total	adjustments	(9)	Total
Revenue	1 636	245	29	473	1 820	—		4 203	–2 336		1 867
Expenditure
Expenditure	–1 407	—	–29	–473	–1 859	5		–3 763	2 241		–1 522
Debt service	–204	—	—	—	–42	—		–246	95		–151
Subtotal	–1 611	—	–29	–473	–1 901	5		–4 009	2 336		–1 673
SURPLUS (DEFICIT)	25	245	—	—	–81	5		194	—		194

	April 2018 to February 2019
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(5)	Total	adjustments	(9)	Total
Revenue	13 174	2 825	934	6 051	22 091	—		45 075	–25 151		19 924
Expenditure
Expenditure	–10 299	—	–934	–6 051	–21 064	22		–38 326	24 245		–14 081
Debt service	–2 130	—	—	—	–494	—		–2 624	906		–1 718
Subtotal	–12 429	—	–934	–6 051	–21 558	22		–40 950	25 151		–15 799
SURPLUS (DEFICIT)	745	2 825	—	—	533	22		4 125	—		4 125

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For February 2019, the consolidated net financial surplus stood at $2.7 billion, an increase of $2.0 billion over last year.

For the period from April 1, 2018 to February 28, 2019, the consolidated net financial surplus stood at $7.4 billion, an increase of $1.1 billion over last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
	February			April to February
	2018	2019	Change	2017-2018	2018-2019	Change
GENERAL FUND
Revenue
Own-source revenue	5 164	5 680	516	54 494	58 982	4 488
Federal transfers	1 669	1 728	59	18 518	19 257	739
Total revenue	6 833	7 408	575	73 012	78 239	5 227
Expenditure
Program spending	–5 472	–5 875	–403	–63 805	–67 180	–3 375
Debt service	–619	–513	106	–6 568	–6 074	494
Total expenditure	–6 091	–6 388	–297	–70 373	–73 254	–2 881
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	254	–56	–310	1 383	1 278	–105
Health and social services and education networks(5)	9	5	–4	92	22	–70
Generations Fund	179	245	66	1 997	2 825	828
Total consolidated entities	442	194	–248	3 472	4 125	653
SURPLUS (DEFICIT)(6)	1 184	1 214	30	6 111	9 110	2 999
Consolidated non-budgetary surplus (requirements)	–466	1 512	1 978	176	–1 749	–1 925
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	718	2 726	2 008	6 287	7 361	1 074

BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
	March 2018		March 2019
	budget	Adjustments	budget	(1)	Change (%)	(2)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	23 238	587	23 825		4.2
Contributions for health services	7 382	364	7 746		3.2
Corporate taxes	6 038	872	6 910		13.4
Consumption taxes	19 578	411	19 989		4.3
Other sources	1 655	119	1 774		3.6
Total own-source revenue excluding revenue from government enterprises	57 891	2 353	60 244		5.1
Revenue from government enterprises	3 872	728	4 600		–1.3
Total own-source revenue	61 763	3 081	64 844		4.6
Federal transfers	21 044	–45	20 999		4.6
TOTAL GENERAL FUND REVENUE	82 807	3 036	85 843		4.6
Program spending
Health and Social Services	–38 541	–34	–38 575		5.1
Education and Culture	–20 368	–16	–20 384		7.4
Economy and Environment	–5 716	–316	–6 032		2.3
Support for Individuals and Families	–6 529	26	–6 504		2.8
Administration and Justice(10)	–5 715	339	–5 376		19.1
Total program spending	–76 869	—	–76 869		6.1
Debt service	–7 160	385	–6 775		–5.2
TOTAL GENERAL FUND EXPENDITURE	–84 029	385	–83 644		5.1
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	–339	615	276		—
Health and social services and education networks(5)	–26	51	25		—
Generations Fund	2 491	615	3 106		—
TOTAL CONSOLIDATED ENTITIES	2 126	1 281	3 407		—
SURPLUS (DEFICIT)(6)	904	4 702	5 606		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 491	–615	–3 106		—
Use of the stabilization reserve	1 587	–1 587	—		—
BUDGETARY BALANCE(7)	—	2 500	2 500		—
Note: Totals may not add due to rounding.

Notes
(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published in the additional tables available on the March 2019 budget documents’ webpage: www.budget.finances.gouv.qc.ca/budget/2019-2020/en/index.asp. However, it takes into account some reclassifications to conform to the 2018-2019 budgetary structure.

(2)	This is the annual change compared to actual results in 2017-2018, taking into account the transition to the 2018-2019 budgetary structure.
(3)	Details of transactions by type of entity are presented on page 5 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Balance within the meaning of the Public Accounts.
(7)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve, where applicable.
(8)	Certain expenditures were reclassified between missions to take into account the transition to the 2018-2019 budgetary structure.
(9)	Consolidation adjustments include the elimination of General Fund program spending.
(10)	The amounts include the Contingency Fund reserve.

The next monthly report, which will present the preliminary results at March 31, 2019, will be published on June 21, 2019.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.